SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential,  for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)
[X] Definitive  Proxy Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      Furniture Brands International, Inc.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
 -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the  appropriate  box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l)and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

     -----------------------------------------

       2)  Form, Schedule or Registration statement No.:

     -----------------------------------------

       3)  Filing Party:

     -----------------------------------------

       4)  Date Filed:

     -----------------------------------------

                                FURNITURE BRANDS
                               INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Furniture Brands International, Inc. will hold the annual meeting of its stockholders at 10:00 a.m. on Thursday, April 24, 2003, at the executive offices of Furniture Brands International, Inc., 101 South Hanley Road, 19th Floor, St. Louis, Missouri. The meeting will be held for the following purposes:

     I.   to elect seven directors;

     II.  to ratify the selection of independent auditors; and

     III. to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on February 28, 2003, will be entitled to receive notice of and to vote during the 2003 annual meeting and during any adjournment or adjournments thereof.

                                      By order of the Board of Directors,

                                         /s/ Robert L. Kaintz

                                             Robert L. Kaintz,
                                             Secretary



St. Louis, Missouri, March 14, 2003.

                                    IMPORTANT

  Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy form, and return it PROMPTLY in the enclosed envelope, which requires no postage if mailed in the United States.

                                 PROXY STATEMENT

     Furniture Brands International, Inc. ("Company"), 101 South Hanley Road, St. Louis, Missouri 63105 is furnishing this proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors ("Board") of the Company for use during the 2003 annual meeting of stockholders and at any adjournments thereof. The meeting will be held for the purposes set forth in the accompanying notice of annual meeting of stockholders. The Company expects to mail the notice of meeting, this proxy statement and the form of proxy to stockholders on or about March 14, 2003. With this proxy statement, the Company is mailing to all registered stockholders a copy of the Company's Annual Report containing financial statements for the year ended December 31, 2002.

Who May Vote

     Stockholders of record at the close of business on February 28, 2003 ("record date") are entitled to vote during the 2003 annual meeting and may cast one vote for each share of the Company's common stock ("Common Stock") held on the record date on each matter that may properly come before the meeting. On the record date there were 55,657,182 shares of Common Stock issued and outstanding.

How You May Vote

     You may vote in person by attending the meeting or by mail by completing and returning a proxy. To vote your proxy by mail, mark your vote on the enclosed proxy form and then follow the instructions on the form. Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

     1.   FOR all the persons nominated by the Board as directors;

     2.   FOR the ratification of selection of independent auditors; and

     3. In the best judgment of the persons named in the proxies on such other matters that may properly come before the meeting.

Vote Required

     The holders of a majority of the issued and outstanding shares of Common Stock must be present or represented at the meeting for there to be a quorum for the conduct of business. If a quorum is present and/or represented at the meeting, then the seven nominees for director who receive the highest numbers of votes of the votes cast will be elected. A majority of the votes cast will be required to ratify the selection of independent auditors and to take action on such other matters as may properly come before the meeting. Shares represented by proxies which are marked "withhold" as applied to voting for directors or "abstain" as to the ratification of selection of independent auditors or to deny discretionary authority on any other matters will be counted as shares present for purposes of determining the presence of a quorum. Such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters.

How You May Change Your Vote

     Any proxy given by a stockholder may be revoked at any time prior to its use by execution of a later dated proxy, by a personal vote at the meeting, or by written notice to the Secretary of the Company.

Solicitation of Proxies

     The Company will bear the cost of the solicitation, which will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners. Directors, officers and other employees of the Company may also solicit proxies personally or by telephone. In addition, the Company has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $6,000 plus out-of-pocket expenses.

Security Ownership

     Table 1 below sets forth information based on Schedule 13G reporting beneficial ownership, including sole voting and investment power except as otherwise indicated, of more than 5% of the Common Stock, as of December 31, 2002.

                                                       TABLE 1

                                                                             Shares
                                                                          Beneficially                 Percent of
Name and Address                                  Class of Stock            Owned (a)                   Class (a)
---------------------------------------------------------------------------------------------------------------------------

Neuberger Berman Inc. (b)                             Common                5,469,856                     9.7%
  605 Third Avenue
  New York, NY  10158

FMR Corp (c)                                          Common                4,416,535                     7.8%
   82 Devonshire Street
   Boston, MA 02109

Masco Corporation                                     Common                4,100,000                     7.3%
  21001 Van Born Road
  Taylor, MI 48180

Private Capital Management                            Common                2,931,806                     5.2%
   ("PCM")(d)
   8889 Pelican Bay Blvd.
   Naples, FL  34108
-------------------------

(a)  Shares  beneficially  owned  are as  defined  by  Securities  and  Exchange
     Commission ("SEC") Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities.

(b) Sole voting power as to 135,346 shares, shared voting power as to 4,595,400 shares and shared investment power as to 5,469,856 shares. Of the total shares reported as owned, Neuberger Berman Focus Fund beneficially owns
     2,940,000  shares.  Neuberger  Berman,  LLC and Neuberger Berman Management
     Inc. are deemed to be beneficial owners because they have investment power, and in some cases, sole voting power, over shares held by clients and other funds.

(c)  Sole voting power as to 1,416,155  shares and sole  investment  power as to
     4,416,535  shares.  Of  the  total  shares  reported  as  owned,   Fidelity
     Management & Research Company beneficially owns 3,004,290 shares,  Fidelity
     Management Trust Company  beneficially owns 1,019,150 shares, Geode Capital
     Management,  LLC  beneficially  owns 205 shares and Fidelity  International
     Limited  beneficially owns 392,890 shares.  Also included on the filing are
     Edward C.  Johnson  3d,  Chairman  of FMR Corp.  and  Abigail  P.  Johnson,
     director of FMR Corp.

(d) Also included as reporting persons are Bruce S. Sherman, CEO of PCM and Gregg J. Powers President of PCM who share voting and investment power as to 2,931,806 shares. Messrs. Sherman and Powers disclaim beneficial ownership for shares held by PCM's clients and disclaim the existence of a group.

--------------------



     Table 2 below sets forth information regarding the beneficial ownership of Common Stock by directors, nominees for directors, executive officers named in the Summary Compensation Table below ("Named Executive Officers"), and all directors and executive officers as a group (16 persons) as of January 31, 2003. Except as noted below, all such persons possessed sole voting and investment power with respect to the shares listed. An asterisk (*) in the column listing the percentage of class indicates that the person beneficially owned less than 1% of the Common Stock as of January 31, 2003.



                                                       TABLE 2


                                                                          Shares
Directors, Nominees                                                    Beneficially
For Directors and                             Class of                    Owned,                Percent of
Named Executive Officers                       Stock                   (a)(b)(c)(d)               Class
-------------------------------------------------------------------------------------------------------------------

K. B. Bell                                     Common                           6,464               *

D. R. Burgette                                 Common                         204,526               *

J. T. Foy                                      Common                         207,913               *

W. G. Holliman                                 Common                         550,650               *

L. Chipperfield                                Common                         147,975               *

B. A. Karsh                                    Common                           6,464               *

D. E. Lasater                                  Common                          11,735               *

L. M. Liberman                                 Common                          34,792               *

R. B. Loynd                                    Common                         109,840               *

C. J. Pfaff                                    Common                         199,075               *

A. E. Suter                                    Common                          11,464               *

Directors and
   Executive Officers
   as a Group
   (16 persons)                                Common                       1,707,056(e)           3.0%

-----------------

(a) Shares beneficially owned are as defined by SEC Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities or if they have the right to acquire the securities within the next sixty days.
     Accordingly  included  in shares  beneficially  owned are  shares of Common
     Stock that may be purchased upon exercise of exercisable stock options within 60 days of December 31, 2002, and such shares as may be so purchased were deemed to be issued and outstanding for purposes of calculating percentages of issued and outstanding shares.

(b) The shares listed as beneficially owned by Mr. Burgette consist of 10,626 shares and exercisable stock options to purchase 193,900 additional shares;
     the shares listed as beneficially owned by Mr. Foy consist of 16,213 shares and exercisable stock options to purchase 191,700 additional shares; the shares listed as beneficially owned by Mr. Holliman consist of 69,400 shares and exercisable stock options to purchase 481,250 additional shares;
     the shares listed as beneficially owned by Mr. Chipperfield consist of 12,200 shares and exercisable stock options to purchase 135,775 additional shares; the shares listed as beneficially owned by Mr. Liberman include
     19,037 shares owned in trust; the shares listed as beneficially owned by Mr. Pfaff consist of 13,000 shares and exercisable stock options to purchase 186,075 additional shares.

(c) 6,464 shares held by each of Ms. Bell and Messrs. Karsh, Lasater, Liberman and Suter and 3,440 shares held by Mr. Loynd are shares of restricted stock issued pursuant to the Company's Restricted Stock Plan for Outside
     Directors.

(d) 8,000 shares held by each of Messrs. Burgette, Foy and Pfaff and 6,000 shares held by Mr. Chipperfield are shares of restricted stock issued pursuant to the Company's 1999 Long-Term Incentive Plan.

(e) The shares listed as beneficially owned by directors and executive officers as a group consist of 342,031 shares (of which 83,426 are restricted shares) and exercisable stock options to purchase 1,365,025 additional shares.


I.   Election Of Directors

Nominees

     Seven directors are to be elected during the 2003 annual meeting to serve, subject to their earlier death, resignation or removal, for terms of one year ending at the 2004 annual meeting or until their successors are elected and qualify. Certain information regarding the seven nominees is presented below. Should any nominee become unable or unwilling to serve, an event not anticipated to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board shall have reduced the number of directors to be elected.


                                                                                       Company
Name, Age, Principal Occupation                                                        Director
or Position, Other Directorships                                                        Since
--------------------------------------------------------------------------------------------------

Katherine Button Bell, 44                                                                1997
    Vice President and Chief
       Marketing Officer of Emerson Electric Co.,
       a manufacturer of electrical, electromechanical and
       electronic products and systems

Wilbert G. Holliman, 65                                                                  1996
    Chairman of the Board, President and
       Chief Executive Officer of the Company
    Director of BancorpSouth, Inc.

Donald E. Lasater, 77                                                                    1970
    Retired, formerly Chairman of the Board
       and Chief Executive Officer of
       Mercantile Bancorporation, Inc., a bank
       holding company

Lee M. Liberman, 81                                                                      1985
    Chairman Emeritus and currently a consultant to
       Laclede Gas Company, a gas public utility,
       of which he was formerly Chairman of the
       Board and Chief Executive Officer
    Director of CPI Corporation and D.T. Industries, Inc.

Richard B. Loynd, 75                                                                      1987
    Former Chairman of the Board and
        currently Chairman of the Executive
        Committee of the Board
    Director of Joy Global Inc.

Albert E. Suter, 67                                                                       1997
    Senior Advisor and Retired Vice Chairman and
       Chief Operating Officer of Emerson Electric Co.,
       a manufacturer of electrical, electromechanical and
       electronic products and systems

Bob L. Martin, 54
   Business consultant and retired President and Chief
       Executive Officer of Wal-Mart International, the international division of Wal-Mart Stores,
       Inc., which operates retail stores and membership warehouse clubs nationally and internationally
    Director of Sabre Holdings Corporation, The Gap, Inc.
       and Edgewater Technologies, Inc.


     Each of the director nominees has held the same position or other executive positions with the same employer during the past five years except Ms. Bell who has been associated with Emerson Electric Co. since 1999 and prior thereto was President and owner of Button Brand Development, Inc., a marketing consulting company.

     Mr. Karsh whose term of office as director expires at the 2003 annual meeting is retiring from the Board at the meeting and is not standing for re-election. The Board of Directors and management of the Company gratefully acknowledge his many contributions during the eleven years in which he served as director.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely on a review of the copies of forms received by it and on written representations from certain reporting persons, the Company believes that during 2002, directors and executive officers complied with all Section 16(a) filing requirements.

Board Committees and Meetings

     The Board has a number of standing committees, including an Executive Committee, an Audit Committee and an Executive Compensation and Stock Option Committee.

     The Executive Committee, which currently consists of Mr. Loynd, Chairman, Mr. Holliman, Mr. Lasater and Mr. Suter met four times during the year ended December 31, 2002. Among its duties the Executive Committee serves as the Nominating Committee of the Board of Directors. The Committee will consider nominees recommended by stockholders if the nomination is submitted to the Secretary of the Company with appropriate supporting materials.

     The Audit Committee, which consists of four independent directors (Mr. Liberman, Chairman, Ms. Bell, Messrs. Lasater and Suter) met four times during the year ended December 31, 2002. The Committee recommends the selection and retention of independent accountants; reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses, and compliance with the code of corporate conduct; and counsels regarding auditing and financial accounting and reporting matters.

     The Executive Compensation and Stock Option Committee, which currently consists of Mr. Suter, Chairman, and Messrs. Karsh, Lasater and Liberman, met three times during the year ended December 31, 2002. The Committee reviews and approves compensation of officers and directors; administers supplementary retirement, performance incentive and stock option plans; and counsels regarding compensation of other key employees, management development and succession, and major personnel matters.

     There were four meetings of the Board during the year ended December 31, 2002, and all directors during 2002 were present for at least 75% of the meetings of the Board and committees of the Board on which they served, except Mr. Karsh.

Compensation of Board of Directors

     Each director who is not an employee of the Company or of a subsidiary of the Company is paid a monthly fee of $3,500 plus expenses, plus an annual award of restricted shares of Common Stock with a market value on the date of the award of $35,000. Such restricted stock does not vest and cannot be sold until the director's retirement or earlier death or disability. There is also a one year vesting period in the event of resignation for a reason other than retirement, death or disability. In addition, those directors serving as Chairman of a committee of the Board each are paid an additional monthly fee of $250. Such fees are not paid to directors who are employees of the Company or a subsidiary of the Company.

     In addition, the Company has a retirement plan for non-employee directors. Under the plan, a director who is not an employee of the Company or of a subsidiary of the Company and who has reached age 62 or older and has served as a director for at least five years will, after termination of service as a director, receive for life a percentage of the monthly fee for directors in effect at the time of termination of service. Currently, only Messrs. Lasater and Liberman will qualify for benefits under this plan, and after termination of service as a director each will receive for life 100% of the monthly fee for directors in effect at the time of termination of service. Participation in and benefits under the plan have been frozen and there will be no further vesting or new participants added.

Report of the Audit Committee

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

     The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards including Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by Independence Standards Board Standard No. 1.

     The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         Audit Fees

              Fees for the calendar year 2002 audit and the review of Forms 10-Q paid to KPMG LLP were $837,000.


         Financial Information Systems Design and Implementation Fees

                  No fees were billed for services related to financial information systems design and implementation by KPMG LLP for the year ended December 31, 2002.

         All Other Fees

                  Aggregate fees billed for all other services rendered by KPMG LLP for the year ended December 31, 2002 were $477,000.

     The Audit Committee has determined that the provision for services covered by fees other than audit fees is compatible with maintaining the principal accountant's independence.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of KPMG LLP as the Company's independent auditors for calendar year 2003.

     Submitted by the Audit Committee of the Furniture Brands International Board of Directors

         Lee M. Liberman, Chairman          Albert E. Suter
         Donald E. Lasater                  Katherine Button Bell

Executive Compensation

     The following table shows compensation awarded to, earned by or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving at December 31, 2002.



                           SUMMARY COMPENSATION TABLE

                                         -------------------------------- ---------------------------------
                                               Annual Compensation             Long-Term Compensation
                                         -------------------------------- ---------------------------------
                                                                                       Awards
                                                                           ---------------------------------
                                                 Salary           Bonus       Restricted        Securities           All
                                                                                                Underlying          Other
           Name and                                                           Stock Awards        Options       Compensation
           Position              Year              $               $              $(a)               #              $(b)
----------------------------------------------------------------------------------------------------------------------------

Wilbert G. Holliman              2002            925,000         899,651                0                0          179,908
  Chairman of the Board,         2001            925,000         474,562                0           65,000           85,408
  President and Chief            2000            925,000         556,980                0          165,000           85,408
  Executive Officer (c)


Dennis R. Burgette               2002            346,648         228,788          206,400           19,400           29,663
  President, BroyhillFurniture   2001            334,594         146,469                0           59,200           27,716
  Industries, Inc. (d)           2000            313,245         188,200                0           33,000           29,443


John T. Foy                      2002            260,000         461,597          206,400           19,400           20,490
  President, Lane Furniture      2001            250,000         311,819                0           57,400           20,490
  Industries,  Inc. (d)          2000            239,200         348,254                0           38,000           20,490


Lynn Chipperfield                2002            297,708         201,384          154,800           23,700           19,473
  Senior Vice President and      2001            281,116         114,134                0           73,000           14,796
  Chief Administrative           2000            253,800         129,346                0           24,800           14,696
  Officer (d)

Christian J. Pfaff               2002            362,917         236,254          206,400           23,300           20,388
  President, Thomasville         2001            348,833         133,073                0           71,000           20,388
  Furniture Industries, Inc.(d)  2000            322,917         183,000                0           38,000           20,388

--------------

(a)  Based on the $34.40 per share  closing price of the Common Stock on the New
     York Stock Exchange on January 24, 2002, the date of grant. At December 31,
     2002, Messrs. Burgette, Foy, Chipperfield and Pfaff held a total of 10,000,
     10,000, 7,500 and 10,000 restricted shares, respectively, having an aggregate value of $238,500, $238,500, $178,875 and $238,500, respectively.

(b) Amounts shown for 2002 consist of the following: annual contribution to the Broyhill Furniture Industries, Inc. Profit Sharing Retirement Plan for Mr.
     Burgette $5,628; "split dollar" life insurance premiums, substantial percentages of which will be recovered at age 65 or death of the executive, for Messrs. Holliman, Burgette, Foy, and Pfaff of $179,708, $23,935,
     $20,390, and $20,188, respectively; a "split dollar" non-recoverable life insurance premium plus a payroll tax "gross up" totaling $19,273 for Mr.
     Chipperfield; a matching contribution of $100 to a 401(k) savings plan for Messrs. Burgette and Foy and of $200 for Messrs. Holliman, Chipperfield and
     Pfaff.

(c) Mr. Holliman has an employment agreement with the Company for a term of two years beginning on January 1, 2002 at an annual salary of $925,000 per year with an annual target incentive bonus of 100% of base salary under the Furniture Brands Executive Incentive Plan. Mr. Holliman also received an award of additional split-dollar insurance. Mr. Holliman has the option, subject to approval of the Board of Directors, to extend for additional one-year terms. At age 65 and upon his retirement, he will be entitled to a bonus payment of $1,000,000 per year for three years.

(d)  Mr.  Chipperfield  has  an  employment   agreement  with  Furniture  Brands
     International,  Inc. beginning on August 1, 1996; Mr. Foy has an employment agreement with Lane Furniture Industries, Inc. beginning on April 29, 1997;
     Mr.  Pfaff  has  an  employment   agreement  with   Thomasville   Furniture
     Industries,  Inc.  beginning on January 28, 1998;  and Mr.  Burgette has an employment agreement with Broyhill Furniture Industries, Inc., beginning on
     January 1,  1999.  Each of these  agreements  is for one year from the date each is  terminated  other  than  for  cause or as the  result  of death or disability. Each shall be entitled to receive his annual base salary on the date of termination and an amount equal to his average annual bonus for the three years prior to termination.

----------------------


Executive Compensation and Stock Option Committee
Report on Executive Compensation

     Among its responsibilities, the Executive Compensation and Stock Option Committee of the Furniture Brands International Board of Directors has oversight over the Company's executive compensation programs and reviews and approves the compensation of the executive officers of the Company and the officers of its primary operating companies. We also administer the Company's long-term incentive program. The Committee consists entirely of independent, non-employee directors.

Our Compensation Philosophy

     In our deliberations, we are guided by certain fundamental considerations, including the need to attract and retain talented key executives, the need to provide both short- and long-term incentives to focus executive performance on the achievement of company objectives, and the need to provide compensation opportunities that align executive compensation with the interests of the stockholders. Thus, compensation packages for senior executives are structured in accordance with three principles:

     Total compensation will be targeted between the 50th and the 75th percentile when benchmarked against comparable positions in industry and when computed based on above-average performance;

     Future base salary increases will be modest (in the 3.0% to 4.0% range) in the near term; and

     Any  additional  compensation  required to achieve the targeted  percentile
     will  be  accounted  for  through  the  addition  of  long-term   incentive
     opportunities.


Proposals Approved by Stockholders

     In furtherance of these objectives, at the 1999 Annual Meeting of Stockholders and at our request the stockholders approved the 1999 Long-Term
Incentive Plan and an amendment to the Furniture Brands Executive Incentive Plan. The Plan and the amendment to the Executive Incentive Plan enabled the Committee to accomplish two purposes: (1) to tie a larger percentage of senior executives' cash compensation to company performance, and (2) to tie an increasing amount of senior executives' total compensation to the market price of the Company's common stock. We believe these changes will enable us to continue to focus senior executives on stockholder return and will more closely align the interests of the executives with your interests.

Employment Agreement with Mr. Holliman

     On October 1, 1996, upon his assuming the duties of President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Holliman for the period October 1, 1996 through September 30, 1999. In January 1999, the Committee approved a new employment agreement with Mr. Holliman which provides for Mr. Holliman's continued employment through December 31, 2001, with the option (subject to Board approval) to extend for additional one year terms upon notice given not less than 15 months prior to the then-expiring term. On September 28, 2001 and October 1, 2002, Mr. Holliman gave notice of his desire to extend his term until December 31, 2003 and December 31, 2004, respectively, and the Board approved these extensions.

Salary for 2002

     Early in 2002 we reviewed base salaries for all Named Executive Officers, including Mr. Holliman. Mr. Holliman's base salary remained at $925,000 in accordance with the terms of his employment agreement. The increase in annual salary rates for all other Named Executive Officers as a group were based on recommendations of Mr. Holliman and were designed to adjust for inflation. We make compensation decisions based on an analysis of the Company's performance, an evaluation of comparative compensation information, and an evaluation of the performance of executive officers. The Company's performance is evaluated on the basis of criteria such as return on shareholder's equity, return on assets and increase in earnings per share.

Bonus Compensation for 2002

     Existing annual incentive plans for key personnel (including Mr. Holliman and other Named Executive Officers) were continued in effect during 2002. Those plans utilized sales and earnings as objectives, with earnings generally weighted more heavily. Under the provisions of the plan applicable in 2002 to key personnel based at the corporate offices (including Mr. Holliman), plan participants could earn a bonus equal to percentages of their base salaries depending totally upon the Company's degree of achievement against budgeted objectives (sales and net earnings). Mr. Holliman's target bonus percentage was 100%. Target percentages were payable when objectives were met; lower or greater percentages (to a maximum of 125% of target and a minimum of 35% of target) were payable for degrees of achievement below or above budgeted objectives.

     For 2002, Mr. Holliman earned a bonus of $899,651 under the Furniture Brands Executive Incentive Plan. That bonus was based on 100% of his base salary ($925,000) multiplied by the percentage of achievement against target objectives (101.35% on sales and 95.90% achievement on net earnings, for a blended rate of 97.26%).

Long-Term Incentive Awards in 2002

     We believe management ownership of a significant equity interest in the Company is a major incentive in building stockholder value and aligning the long-term interests of management with those of the stockholders. With this in mind in 1999 we implemented the 1999 Long-Term Incentive Plan. This Plan enables us to tie an increasing amount of senior executives' total compensation to the market price of the Company's common stock, and to more closely align the interests of the executives with your interests.

     With the assistance of our executive compensation consultants at Towers Perrin, we have structured a program of awards of long-term incentives. Subject to the discretion of the Committee, this program calls for the following types of awards:

          Awards of Restricted Stock with a restriction period to end after three years with respect to one-third of the award, four years with respect to the second one-third, and five years with respect to the final one-third. These awards will only be granted to executive officers at Furniture Brands International and the Chief Executive Officers of the primary operating companies (currently eleven persons). Only 10% of each participant's long-term incentive opportunity will be represented by these awards. At present the Committee expects to make awards of Restricted Stock every three years.

     Awards of performance-based stock options, with the term of the option being linked to the Company's achievement against a target cumulative earnings per share figure for the three-year period following the award. These awards will be granted to executive officers at Furniture Brands International and senior-level officers of its operating companies (currently 31 persons). 40% of a participant's long-term incentive opportunity will be represented by these awards. At present the Committee expects to make awards of performance-based options every other year.

     Awards of stock options. Annual grants will be made to persons who are officers of Furniture Brands International or of its operating companies (currently 84 persons), and periodic awards will be made to other employees who are not officers but who make a meaningful contribution to the increased value of the Company (currently 65 persons).

     Pursuant to this grant structure, in January 2002, Messrs. Burgette, Foy, Chipperfield and Pfaff received 19,400, 19,400, 23,700 and 23,300 regular stock option grants, respectively, at $34.40, $34.40, $34.09 and $34.40, respectively, per share. All grants were at the market price on the date of grant. We determined the size and terms of all awards subjectively based on the position, responsibilities and individual performance of Messrs. Burgette, Foy, Chipperfield and Pfaff, and based upon the recommendations of Towers Perrin.

Limits on Tax Deductibility of Executive Compensation

     Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million per year for its Chief Executive Officer and any of its next four highest-paid executive officers, unless the payments are made under qualifying performance-based plans. In years prior to 1997, in circumstances in which compensation may have exceeded that amount, any such compensation was deferred under the terms of a written agreement.

     In 1995, the Board of Directors adopted, and at the 1997 Annual Meeting you approved, the Furniture Brands Executive Incentive Plan. Under the Plan, we have awarded executive officers that we select a bonus conditioned upon their obtaining objective performance criteria that we establish. In 2002, the only named executive officers who participated in the Plan were Messrs. Holliman and Chipperfield.

     We generally intend to pursue a strategy of maximizing the deductibility of compensation paid to executives. This includes applying the Furniture Brands Executive Incentive Plan and similar plans at the Furniture Brands International operating companies, to executives whose compensation for a given year can reasonably be expected to exceed $1 million.

Conclusion

     We believe the Furniture Brands International compensation programs are well structured and will serve your interests as stockholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contribution to both the short- and long-term performance of the Company. We will continue to emphasize performance-based compensation programs that we believe positively affect stockholder value.

     Submitted by the Executive Compensation and Stock Option Committee of the Furniture Brands International Board of Directors.

Albert E. Suter, Chairman                   Donald E. Lasater
Bruce A. Karsh                              Lee M. Liberman





Stock Options

     The following table contains information concerning stock option grants made during the year ended December 31, 2002, pursuant to the Furniture Brands 1999 Long-Term Incentive Plan ("1999 Plan").




                        OPTION GRANTS IN LAST FISCAL YEAR

                                         % of                                   Potential Realizable Value at
                       Number of        Total                                 Assumed Annual Rates of Stock Price
                       Securities      Options        Exercise                  Appreciation for Option Term (b)
                       Underlying      Granted           Or                   ------------------------------------
                        Options      to Employees    Base Price  Expiration
        Name          Granted #(a)  In Fiscal Year     ($/Sh)       Date              5% ($)            10% ($)
------------------------------------------------------------------------------------------------------------------


D.R. Burgette            19,400          4.6          34.40      01/24/12             419,700           1,063,599


J.T. Foy                 19,400          4.6          34.40      01/24/12             419,700           1,063,599


L. Chipperfield          23,700          5.6          34.09      01/18/12             508,104           1,287,638


C.J. Pfaff               23,300          5.5          34.40      01/24/12             504,072           1,277,416

--------------------

(a) The grants become exercisable in cumulative installments and at various dates during 2003-2006, subject to provisions of the 1999 Plan that would accelerate the exercisability in the event of a change of control of the Company. As defined, a change of control includes an acquisition by a person or group of 20% or more of the Common Stock or combined voting power, a change in the composition of at least a majority of the Board, or stockholder approval of a reorganization, merger or consolidation resulting in former stockholder's retaining 50% or less of the combined voting power.

(b) The value, if any, one may realize upon exercise of a stock option depends on the excess of the then current market value per share over the exercise price per share. There is no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.

----------------

     The following table contains information concerning stock options exercised during the year ended December 31, 2002 and unexercised stock options held as of December 31, 2002 pursuant to the 1992 and 1999 Plans.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                             Number of Securities            Value of Unexercised
                                                            Underlying Unexercised           In-the-Money Options
                                                              Options at FY-End                  at FY-End (a)

                                    Shares         Value
                                   Acquired      Realized
                                      on                       Exercisable    Unexercisable    Exercisable    Unexercisable
            Name                   Exercise #       $              #               #               $               $
--------------------------------------------------------------------------------------------------------------------------

W.G. Holliman                       100,000    2,352,950          481,250         98,750        3,613,857         510,506

D.R. Burgette                        33,900      603,242          167,400         93,700        1,444,157         118,219

J.T. Foy                             59,000    1,346,658          154,175        104,625          889,513         135,813

L. Chipperfield                      38,000      912,630          102,025        112,475          607,365          88,840

C.J. Pfaff                           49,000    1,120,925          145,875        120,425          788,513         135,813

------------

(a)  Based on the $23.85 per share  closing price of the Common Stock on the New
     York Stock Exchange on December 31, 2002.

------------


Retirement Plans

     Messrs. Holliman and Chipperfield are participants in that segment of the Furniture Brands Retirement Plan which applies to corporate office employees. The plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on straight life annuity, annual benefits at normal retirement are equal to the sum of 1.1% of final average compensation (the highest five consecutive calendar years of the last 10 years) multiplied by credited service up to a maximum of 35 years and 0.45% of final average compensation in excess of "covered compensation" as defined by the IRS multiplied by credited service up to a maximum of 35 years, without deduction for Social Security benefits. In addition, Mr. Holliman was a participant, and has a frozen benefit, in the segment of the Furniture Brands Retirement Plan which applies to employees of Lane Furniture Industries, Inc. as described below for Mr. Foy. Mr. Holliman has fifteen years of credited service under the corporate office plan and 27 years under the Lane plan segment, which service includes service with Lane prior to its acquisition by the Company.

     Benefits payable to Messrs. Holliman and Chipperfield are limited by applicable laws and regulations. A supplemental retirement plan has been adopted for them providing for payments from general funds of any retirement income that would otherwise be payable pursuant to the retirement plans in the absence of any such limitations.

     Mr. Holliman has estimated annual benefits payable at retirement from these plans, including benefits payable from the supplemental plan, of $378,346, assuming continuation of current covered compensation. Mr. Chipperfield has 19 years of credited service under the plan and has estimated annual benefits payable at retirement, including benefits payable from the supplemental plan, of $188,620, assuming continuation of current covered compensation.

     Mr. Foy is a participant in that segment of the Furniture Brands Retirement Plan which applies to employees of Lane Furniture Industries, Inc. and its subsidiaries. The plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on a straight life annuity, annual benefits at normal retirement are equal to the sum of 0.65% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration and 0.65% of the said average in excess of the greater of (i) $10,000 or (ii) 50% of "covered compensation" as defined by the IRS, multiplied by years of credited service (not to exceed 35 years), without deduction for Social Security benefits.

     Benefits payable to Mr. Foy are limited by applicable laws and regulations. A supplemental retirement plan has been adopted providing for payments to him from general funds of any retirement income that would otherwise be payable pursuant to the retirement plan in the absence of any such limitations. His supplemental plan provides for payments, commencing at age 65 after 30 or more years service, equal to the difference, if any, between (i) the total of a straight life annuity from his base retirement plans plus social security benefits and (ii) 50% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration.

     Mr. Foy has 17 years credited service under the plan, and estimated annual benefits at normal retirement, including benefits payable from the supplemental plan, of $242,700. Offsets due to Social Security benefits have not been considered.

     Mr. Pfaff is a participant in that segment of the Furniture Brands Retirement Plan which is applicable to employees of Thomasville Furniture Industries, Inc. The Plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on straight life annuity, annual benefits at normal retirement are the sum of 1.4% of final average compensation (the highest five consecutive calendar years of the last 10 years) multiplied by total Thomasville service; less 1.4% of Primary Social Security benefits multiplied by total Thomasville service with a maximum offset of 50% of Social Security benefits.

     Benefits payable to Mr. Pfaff are limited by applicable laws and regulations. A supplemental retirement plan has been adopted providing for payments to him from general funds of any retirement income that would otherwise be payable pursuant to the retirement plan in the absence of any such limitations.

     Mr. Pfaff has three years of credited service under the plan and estimated annual benefits at normal retirement, including benefits payable from the supplemental plan, of $122,853. Offsets due to Social Security benefits have not been considered. Mr. Pfaff also has a profit sharing account balance associated with his prior service with Broyhill of approximately $62,000.

     Mr. Burgette is an active participant in the Broyhill Furniture Industries, Inc. Profit Sharing Retirement Plan. His 2002 plan contribution is reflected in the Summary Compensation Table, above. Until January 1, 1999, Mr. Burgette was a participant in that segment of the Furniture Brands Retirement Plan that applies to employees of Lane Furniture Industries, Inc. as described above for Mr. Foy.

     Benefits payable to Mr. Burgette are limited by applicable laws and regulations. A supplemental retirement plan has been adopted providing for payments to him from general funds of any retirement income that would otherwise be payable pursuant to the retirement plan in the absence of any such limitations. Mr. Burgette's supplemental plan provides for payments, commencing at age 65 after 30 or more years service, equal to the difference, if any, between (i) the total of a straight life annuity equivalent from his base retirement plans plus social security benefits and (ii) 50% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration. Mr. Burgette has a minimum annual benefit payable at normal retirement from all sources, including supplemental plans, of $89,594.

Incentive Agreements

     Each of the Named Executive Officers, is a participant in an annual incentive compensation plan under which the officer may earn a bonus during and payable following the close of the calendar year ending December 31, 2003, contingent upon the achievement of certain financial objectives by the Company as a whole for Mr. Holliman and Mr. Chipperfield and by their respective operating companies for Messrs. Burgette, Foy and Pfaff.

Performance Graph

     The following graph shows the cumulative total stockholder returns (assuming reinvestment of dividends) following assumed investment of $100 in shares of the Common Stock that were outstanding on December 31, 1997. The indices shown below are included for comparative purposes only and do not necessarily reflect the Company's opinion that such indices are an appropriate measure of the relative performance of the Common Stock. The Dow Jones U.S. Home Construction & Furnishings Index was formerly known as the Dow Jones Home Furnishings & Appliances Index.



===================================================================================================================
                                                  12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
-------------------------------------------------------------------------------------------------------------------

Furniture Brands International Common Stock  o         100        133        107        103        156        116

-------------------------------------------------------------------------------------------------------------------
                                             _
S&P 500 Index                               |_|        100        127        151        136        118         91

-------------------------------------------------------------------------------------------------------------------

Dow Jones U.S. Home Construction & Furnishings
Index                                        +         100        108         88         94        124        114

===================================================================================================================



II.  To Ratify the Selection of Independent Auditors

     Upon recommendation of its Audit Committee, the Board has continued the engagement of KPMG LLP, certified public accountants, as independent auditors for the calendar year ending December 31, 2003, and has unanimously recommended that the stockholders ratify that action. A formal statement by representatives of KPMG LLP is not planned for the annual meeting on April 24, 2003; however, as in years past, such representatives are expected to be present during the meeting and to be available to respond to appropriate questions.

     Vote required. A majority of the votes cast during the meeting, a quorum being present, is required to ratify the engagement.

     The Board of Directors unanimously recommends a VOTE FOR ratification.

III. Stockholder Proposals

     Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 2003 annual meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

     Stockholder proposals submitted for inclusion in the Company's proxy materials for the 2004 annual meeting should be addressed to the Secretary of the Company and must be received at the Company's executive offices no later than November 14, 2003. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

                                       By order of the Board of Directors

                                           /s/ Robert L. Kaintz

                                       Robert L. Kaintz,
                                       Secretary


St. Louis, Missouri, March 14, 2003


                        ANNUAL MEETING OF SHAREHOLDERS OF
                      FURNITURE BRANDS INTERNATIONAL, INC.
                                 April 24, 2003



Please date, sign and mail your proxy
card in the envelope provided as soon as possible.





                                        /   Please detach and mail in the envelope provided  /
-----------------------------------------------------------------------------------------------------------------------------------

 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|
-------------------------- --------------------------------------------------------------------------------------------------------
                                                                /
                                                                /                                              FOR  AGAINST  ABSTAIN
I.  Election of Directors:                                      /  II. Ratification of Selection of Auditors  /_ /   /_ /    /_ /
                                                                /
  _                                 NOMINEES:                   / III. In their discretion, upon such other matters as may properly
/   /  FOR ALL NOMINEES             o        K.B. Bell          /      come before the meeting
/_ /                                o        W.G. Holliman      /
                                    o        D.E. Lasater       / The Board of Directyors recommends a vote FOR the election of
  _    WITHHOLD AUTHORITY           o        L.M. Liberman      / all directors and FOR ratification of selection of auditors.
/  /   FOR ALL NOMINEES             o        R.B. Loynd         /
/_ /                                o        B.L. Martin        /
                                    o        A.E. Suter         /
  _                                                             /
/  /   FOR ALL EXCEPT                                           /
/_ /   (See instructions below)                                 /
                                                                /
INSTRUCTION:  To withhold authority to vote for any individual  /
              nominee(s), mark "FOR ALL EXCEPT"and fill in the  /
              circle next to each nominee you wish to withhold, /
              as shown here:           __                       /
                                     /__ /                      /
----------------------------------------------------------------/
                                                                /
                                                                /
                                                                /
                                                                /
                                                                /
----------------------------------------------------------------
To change the address on your account, please check the box at  /
right and indicate your new address in the address space above. /
Please note that changes to the registered name(s) on the       /
account may not be submitted via this method.                   /
----------------------------------------------------------------

Signature of Shareholder                        Date:            Signature of Shareholder                      Date:
                         ---------------------      -----------                           --------------------      ------------

NOTE:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.
          When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.




                               FURNITURE BRANDS INTERNATIONAL, INC.

                          PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
                       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned hereby appoints R.B. Loynd, W.G. Holliman and L.Chipperfield, and each of them, with power of substitution, proxy or proxies to represent the undersigned, and to vote all shares of Common Stock the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of
   Furniture Brands International, Inc. to be held on April 24, 2003, and at any adjournment thereof, upon the items set forth in the proxy statement for the meeting and identified below.

                                          (Continued and to be signed on the reverse side)




